Exhibit 10.20

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made effective as of October 7, 2024 (the “Effective Date”), by and between Cartiga, LLC (the “Company”), a Delaware limited liability company, and Charles Platt (“Executive”) and amends and restates in its entirety as of the Effective Date that certain employment agreement effective as of February 27, 2021 by and between the Company (formerly known as Legal Business Services, LLC) and Executive (the “Predecessor Agreement”).

WHEREAS, the Company has requested that the Executive enter into this employment agreement to provide for the continuation of the Business and the implementation and execution of a its business plan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive shall serve as Senior Advisor of the Company or any successor position as mutually agreed to in writing by Executive and the Company (the “Executive Position”). Executive shall report directly to the President or the Chief Executive Officer of the Company (and shall initially report to the President) and shall be primarily responsible for: (a) leading the Company’s regulatory lobbying efforts, including but not limited to serving as the Company’s primary point of contact with industry trade organization and relevant regulators; (b) serving on the Board of Managers of the Company (the “Board”); (c) serving on the board of managers of the Company’s wholly-owned subsidiary, Cartiga Legal, LLC (“Cartiga Legal”), managing its growth and operations generally, and performing consulting services, and legal services to the extent permitted under the law, on behalf of Cartiga Legal (including but not limited to serving as the primary consultant on behalf of Cartiga Legal to [***] and [***], in each case as described in more detail in Section 4(b)(iv) below); (d) seeking bar licensure in the State of Arizona through admission on motion and. upon being admitted on motion,, assuming the role of compliance lawyer for Cartiga Legal; (e) conducting the arbitration and mediation business of the Company’s wholly-owned subsidiary, Navigator Mediation and Arbitration Services, LLC (“NAVMAS”); provided that Executive shall not designate more than one hundred (100) hours to NAVMAS or any other alternative dispute resolution services in any fiscal year of the Company; and (f) performing such other duties and responsibilities as may be mutually agreed.

Effective as of the Effective Date, Executive hereby tenders his voluntary resignation from any and all positions held immediately prior to the execution of this Agreement as an officer or as a member of the board of managers of the Company or any of its direct or indirect subsidiaries, other than Executive’s positions as a member of the Board and as a member of the board of managers of Cartiga Legal. The foregoing resignation is not the result of any disagreement with the Company or any of its subsidiaries on any matter relating to its or their accounting, operations, policies or practices.

2.AT-WILL EMPLOYMENT.

EXECUTIVE UNDERSTANDS AND ACKNOWLEDGES THAT HIS EMPLOYMENT WITH THE COMPANY IS “AT WILL” MEANING THERE IS NO MINIMUM TERM. EITHER PARTY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY OR NO REASON WITH OR WITHOUT “CAUSE” SUBJECT TO SECTION 5 BELOW.

3.PERFORMANCE OF DUTIES.

(a)Duties. Except for periods of absence occasioned by illness and reasonable vacation periods, and reasonable leaves of absence in accordance with the Company’s policies and procedures (including absences for the AAA arbitration proceeding in which Executive is serving as an arbitrator), Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties in connection with the Executive Position. Nothing herein shall be construed as preventing Executive from serving as a member of the board of directors of any non-profit organization (of which the Company shall be notified prior to the commencement of service) or, with the consent of the President or Chief Executive Officer of the Company, of any for-profit organization, in either case subject to and consistent with applicable laws. Except with respect to Executive’s services to the organizations listed in on Exhibit A, the President or Chief Executive Officer of the Company may request in writing that Executive resign from any such for-profit or non-profit board of directors position, and Executive shall comply within 90 days of such request. Executive’s service on boards of non-profits and for-profit organizations or equity in for-profit organizations in effect as of the date of this Agreement and as to which the Company has been previously notified, including but not limited to the organizations listed on Exhibit A, may be continued. Executive shall comply with the covenants of Section 6 of this Agreement with respect to Executive’s services to any third party organization pursuant to this Section 3(a).

(b)Principal Place of Employment. Executive shall be permitted to perform his duties remotely, provided that such arrangement does not unreasonably impair Executive’s ability to perform his obligations under this Agreement.

4.COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)Base Salary. The Company shall pay Executive a salary at an annual rate of $225,000 (“Base Salary”), which will be paid in approximately equal installments in accordance with the customary payroll practices of the Company. The Company may increase, but not decrease, Executive’s Base Salary. Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b)Short-Term Incentive Compensation. Executive’s short-term incentive compensation opportunity shall consist of the following:

(i)For the Company’s fiscal year ending September 30, 2024, Executive’s annual bonus opportunity shall be determined in accordance with Section 4(b) of the Predecessor Employment Agreement.

(ii)For the Company’s fiscal year ending September 30, 2025 and each fiscal year thereafter during which Executive remains employed by the Company, Executive shall be eligible to participate in the Company’s annual bonus plan as adopted on December 31, 2023 (as amended from time to time, the “Annual Bonus Plan”). The actual amount, if any, of Executive’s annual bonus and the form of any payment (whether in cash, phantom equity or any combination thereof) shall be determined or delegated by the Board or the compensation committee thereof in its discretion. In determining Executive’s annual bonus, if any, the Board or the compensation committee or a delegate thereof may consider, amongst other things, Executive’s contribution in growing the business of Cartiga Legal beyond the two matters contemplated in clause (iv) below. The payment of any such annual bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan, as determined by the Board, including but not limited to the condition that, unless otherwise determined by the Board, Executive must be employed by the Company on the payment date of such bonus in order earn such bonus.

(iii)NAVMAS. Any and all fees collected by NAVMAS during any calendar quarter shall be applied (i) first, to reimburse NAVMAS or the Company for any unreimbursed expenses incurred by NAVMAS or by the Company on behalf of NAVMAS, as applicable, and (ii) second, the remainder, to Executive. Subject to Section 5 below, such payment shall be deemed earned by Executive on the date of receipt of the fees by NAVMAS and such payment shall be paid to the Executive within thirty (30) days of the end of each calendar quarter. In the event that the Executive is no longer affiliated with Cartiga, Cartiga shall have the right at any time to put all equity units of NAVMAS to the Executive, and the Executive shall have the right to call all equity units of NAVMAS from Cartiga, in each case at a price equal to the greater of (a) $1 and (b) $15,000 less all revenues received by Cartiga that were generated from the arbitration and mediation services provided by the Executive under NAVMAS. Following any transfer of the equity of NAVMAS to Executive, Cartiga shall have no obligation to incur any expenses related to NAVMAS or provide overhead, corporate or other support to NAVMAS, and will not receive any revenue generated by NAVMAS.

(iv)Cartiga Legal. Subject to Section 5(a)-(d) below, the Company shall pay to Executive an amount equal to fifteen percent (15%) of any and all fees collected by Cartiga Legal arising from the consulting services provided by Cartiga Legal for (a) [***] in connection with its representation of claimants pursuing personal injury claims against [***] and other third parties arising from [***] and (b) [***] in connection with its representation of claimants pursuing claims to [***] and related matters. Subject to Section 5(a)-(d) below, such payments shall be deemed earned on the date Cartiga Legal receives the related fees and shall be made within thirty (30) days of the end of the calendar quarter in which such fees are received by Cartiga Legal. In the event that Cartiga Legal provides any consulting services to other law firms or in connection with new or additional cases while this Agreement is in effect, the Company and Executive will agree in good faith to a payment to Executive of a percentage of fees collected by Cartiga Legal that is fair and reflects the value of the services that the Executive provides to Cartiga Legal, and to the other law firms or other cases, in those new matters.

(c)Long-Term Compensation. Any unvested equity awards previously granted to Executive shall continue to vest pursuant to the applicable time and/or performance criteria with respect to such unvested equity awards, provided, however, that if Executive is terminated by the Company for Cause, Executive’s unvested equity awards shall be forfeited. Additional grants of equity may be made to the Executive under the Company’s Amended and Restated Incentive Compensation Plan or the Amended & Restated Employee Incentive Compensation Plan, at the discretion of the Company.

(d)Benefit Plans. Executive will be entitled to participate in all employee benefit plans and arrangements offered to other employees and officers of the Company, subject to the terms and conditions of such plans or arrangements, and shall receive no less than the same general terms for those benefits that are currently offered to the Executive.

(e)Vacation and Leave. Executive will be entitled to paid vacation time, sick leave and Company holidays each year during the term of this Agreement measured on a calendar year basis, in accordance with the Company’s customary practices, but in no event shall permissible paid absences allowed Executive be less than four weeks of annual paid absences in accordance with the Company’s policies and procedures (except that absences will be permitted for the arbitration proceeding in which Executive is serving as an arbitrator). Any unused paid time off during an annual period will be treated in accordance with the Company’s personnel policies as in effect from time to time.

(f)Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of his obligations under this Agreement, including but not limited to all reasonable business travel (including business class for air or train travel exceeding four hours) and entertainment expenses incurred while acting at the request of or in the service of the Company. Such expenses will be reimbursed if they are substantiated, documented and submitted in accordance with the Company’s policies and procedures and shall promptly be paid thereafter.

5.TERMINATION AND TERMINATION PAY.

Executive’s employment under this Agreement will terminate under the following circumstances:

(a)Death. This Agreement and Executive’s employment with the Company will terminate upon Executive’s death, in which event the Company’s sole obligation shall be to pay or provide Executive’s estate or beneficiary any “Accrued Obligations.”

For purposes of this Agreement, “Accrued Obligations” means the sum of : (i) any Base Salary earned through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 4(f) of this Agreement), (iii) reserved, (iv) any unpaid short-term incentive compensation earned as of the Date of Termination pursuant to Section 4(b) above, (v) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (vi) any indemnification obligations owed to Executive under the LLC Agreements of the Company and/or its affiliates, or under the Management Liability and/or Directors & Officers Liability policies for the Company and its affiliates. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s Date of Termination.

(b)Disability. The Company shall be entitled to terminate Executive’s employment and this Agreement due to Executive’s Disability. If Executive’s employment is terminated due to Executive’s Disability, the Company’s sole obligation under this Agreement shall be to pay or provide Executive any Accrued Obligations. For purposes of this Agreement, “Disability” means (i) a determination by the Company that Executive suffers from illness or other physical or mental impairment that prevents Executive from substantially performing his duties for a period of 180 days during any 12-month period during the Term; (ii) Executive is deemed disabled for purposes of the Company’s long-term disability plan or policy that covers Executive, or (iii) Executive is determined to be disabled by the Social Security Administration.

(c)Termination for Cause. The Company may immediately terminate Executive’s employment and this Agreement at any time for “Cause.” In the event Executive’s employment is terminated for Cause, the Company’s sole obligation will be to pay or provide to Executive any Accrued Obligations. Termination for “Cause” means termination in the good faith determination of the Company because of the Executive’s:

(i)	material act of dishonesty or fraud against the Company in the performance of his duties on behalf of the Company;
(ii)

willful and material misconduct, gross negligence or willful disregard or willful violation of written, material policies of the Company or its subsidiaries, which causes material loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(iii)	engagement of one or more acts involving theft, embezzlement, financial malfeasance or material misappropriation of corporate assets against the Company or its affiliates;
(iv)	being charged with a felony or a Class A misdemeanor;
(v)

willfully failing to perform his duties of employment or willfully failing to follow the lawful direction of the President or Chief Executive Officer of the Company related to performing his duties of employment (for a reason other than illness or incapacity) that continues after receiving written notice of such failure from the Company; or

(vi)	material breach by Executive of any provision of this Agreement (including but limited to any of the covenants in Section 6 of this Agreement).

(d)Resignation by Executive without Good Reason. Executive may resign from employment during the term of this Agreement without Good Reason upon at least 30 days prior written notice to the Company, provided, however, that the Company may accelerate the Date of Termination upon receipt of written notice of Executive’s resignation. In the event Executive resigns without Good Reason, the Company’s sole obligation under this Agreement will be to pay or provide to Executive any Accrued Obligations.

(e)Termination By Company Without Cause or By Executive With Good Reason.

(i)

The Company may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Company, terminate this Agreement at any time within 60 days following Executive’s initial knowledge of an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Company will have 90 days after receipt of such written notice of termination to cure the “Good Reason” condition, but the Company may waive its right to cure. In the event of termination as described under Section 5(e)(i) and subject to the requirements of Section 5(e)(iii) and in consideration of the covenants of Executive pursuant to Section 6, the Company will pay or provide Executive with the following:

(A)any Accrued Obligations;

(B)any payments which the Company is obligated to pay and to which Executive is entitled pursuant to (I) Section 4(b)(iii) with respect to any matter outstanding as of the Date of Termination; (II) Section 4(b)(iv) with respect to the matters described in clauses (a) and (b) thereof, and (III) any new consulting services matters that arise as referenced in the last sentence of Section 4(b), and in each case such payments shall be made to Executive within thirty (30) days of receipt of the related fees by NAVMAS or Cartiga Legal, as applicable; and

(C)any outstanding unvested equity awards, which (i) if granted prior to the Effective Date, to the extent such awards do not become fully vested pursuant to Section 4(c) shall continue to vest pursuant to the applicable underlying time and/or performance vesting criteria and (ii) if granted after the Effective Date, shall vest, if at all, pursuant to the terms thereof.

(ii)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)a material reduction of Base Salary and/or Executive’s share of the economic arrangement contemplated in clause (iii) or (iv) of Section 4(b) above;

(B)reserved;

(C)the Company’s transfer of Executive’s principal place(s) of employment to an office or location other than provided in Section 3(b)

which results in an increase in Executive’s commute of 25 miles or more; or

(D)a material breach of any provision of this Agreement by the Company that has not been cured within thirty (30) days following Executive’s written notice thereof to the Company.

(iii)

Executive shall not be entitled to any payments pursuant to Section 5(e)(i)(C) unless Executive has executed and delivered to the Company a release of claims (in the form attached hereto as Exhibit B) (the “Release”), which Release will be subject to the Company’s continuing obligations under this Agreement, and the Release has become irrevocable under the Age Discrimination Employment Act not later than 56 days after the Date of Termination. Executive’s entitlement to the payments pursuant to Section 5(e)(i) (except for the Accrued Obligations) are further conditioned upon and being paid in consideration of the terms of Section 6 hereof, subject to written notice by the Company and a reasonable opportunity for Executive to cure, if subject to cure. The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Date of Termination. In the event that the 56-day period referenced above begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code and are conditioned on the effectiveness of the Release shall be paid in the later taxable year.

(f)Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, Executive shall promptly resign from the Board and any other position as an officer, director, fiduciary (or manager) of the Company or any of its affiliates.

(g)Notice; Effective Date of Termination. Notice of Termination of employment under this Agreement must be communicated by or to Executive or by or to the Company, as applicable, in accordance with Section 17. “Date of Termination” as referenced in this Agreement means Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Company gives notice to Executive of Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon termination of Executive’s employment for Cause; (iii) immediately upon Executive’s death or Disability; (iv) 30 days after Executive gives written notice to the Company of Executive’s resignation from employment (including With Good Reason, except as otherwise provided in paragraph (v) of this Section 5(g)), provided that the Company may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date; or (v) in the event of Executive’s termination With Good Reason due to a material reduction in Base Salary, the date on which Executive provides written notice to the Company pursuant to Section 5(e)(i).

6.COVENANTS OF EXECUTIVE.

(a)Non-Compete. During the Restricted Period (as defined below), neither Executive nor his Affiliates shall, directly or indirectly, either on their own behalf or on behalf of any other Person, organize, own, manage, operate, join, control, finance or participate in, or assist any other Person to participate in, the organization, ownership, management, operation, control or financing of, be a principal, agent, representative, consultant, employee, investor, owner, stockholder, partner, member, manager or joint venturer or with, or permit its name to be used by or in connection with (i) the business of providing pre-settlement and post-settlement consumer legal funding, law firm lending and receivables funding, and litigation and legal receivables asset-based lending business in the United States of America or any other jurisdiction in which the Company or any subsidiary thereof conducts its Business as of the date hereof (“Legal Funding”) or (ii) any Arizona alternative business structure (an “Arizona ABS”). During the Restricted Period, Executive agrees that he will not (i) induce or persuade or attempt to induce or persuade any Person having business dealings with the Company or such Subsidiary to restrict its business relationship or dealings with the Company or such Subsidiary; or (ii) interfere with any contractual relationships of the Company, Subsidiary or any representative thereof.

As a point of clarification, providing services to, or having an ownership interest in, either: (1) the organization(s) set forth in Exhibit A; or (2) a depository institution, other than an organization set forth in Exhibit A, where Legal Funding represents no more than 10% of the institution’s total loan portfolio, would not constitute a breach of this Section 6(a), provided, however, that during the Term, Executive shall not directly or indirectly permit such organization(s) to enter into any new or renew any existing commercial contracts or business relationships with any current or prospective competitor of the Company that is engaged in the business of Legal Funding, without the prior written consent of the Company.

(b)Non-Solicitation. Executive agrees that, during the Restricted Period, neither Executive nor his Affiliates shall, directly or indirectly, either on their own behalf or on behalf of another Person, (i) engage in or assist others in soliciting, recruiting or hiring any Person who is employed at the time of such solicitation, recruitment or hiring by the Company or any of its subsidiaries, or who was employed by the Company or any of its subsidiaries at any time during the preceding twelve (12) months or (ii) encourage or assist others in encouraging any employee of the Company or any subsidiary thereof to terminate such employment.

For purposes of this Section 6, the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Company; and (ii) during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination. “Affiliate,” “Business,” “Closing,” “Person” and “Subsidiary” for purposes of this Section 6 shall be defined as set forth in the Purchase Agreement.

(c)Confidentiality.

(i)During the Term, Executive will have access to “Confidential Information.” The term, “Confidential Information” means all intellectual property and information, whether in tangible or intangible form, that the Company possesses or uses in connection with its business and which it regards as confidential and proprietary, whether or not marked as such and whether prepared by you, the Company’s other employees, independent contractors, consultants, agents or others, or whether relating to the Company or those with which the Company does, or proposes to do, business and includes, without limitation, the following: owner, member or personnel information, financial and other records, projections, reports, work product, legal documents including without limitation, the Company’s leases, contracts, and other agreements, databases, investment memoranda, asset management reports, private placement memoranda, operating agreements, partnership or joint venture agreements, marketing materials, the identities and preferences of its investors, the identities and preferences of financial advisors and broker dealers, the Company’s fund raising process, third-party due diligence reports on the Company, business plans, potential or pending transactions, Company trade secrets and other methods and procedures used by the Company. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive agrees to, at all times during the Term and thereafter, hold Confidential Information in strictest confidence and not to directly or indirectly disclose or allow to be disclosed, publish, communicate, or make available, to any person, firm or corporation, other than to persons engaged by the Company to further the best interests of the Company, and not to use the Company’s Confidential Information without the prior written consent of the Company. The foregoing restrictions on the use or disclosure of Confidential Information apply equally to any Confidential Information provided to Executive or to which Executive had access to prior to the Term.

(ii)Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order (unless prohibited by applicable law from doing so) to an authorized officer of the Company sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections. Confidential Information does not include any information that is developed by Executive independently of Confidential Information. Further, Executive’s rolodex or personal contact information shall not be considered Confidential Information, provided, however that such information shall not be used by Executive for purposes of violating Sections 6(a) or 6(b) of this Agreement. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before any self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”) regarding this Agreement or its underlying facts or circumstances. Nothing in this Agreement is intended to restrict communications or actions protected or required by state or federal law. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), or any other Governmental Agencies. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority or Government Agency in connection with reporting a possible securities law violation without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies, the SEC staff, or any other securities regulatory agency or authority.

(iii)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Therefore, and notwithstanding any other provision of this Agreement: (A) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)Information/Cooperation. Executive will, upon reasonable notice, furnish such information and assistance to the Company as may be reasonably required by the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Company or any of its subsidiaries. The Company shall reimburse Executive for his reasonable out-of-pocket travel, lodging and meal expenses, and demonstrated lost income, if any, resulting from such efforts or cooperation.

(e)Disparagement. During the Term and thereafter, the parties agree that they will not disparage or make derogatory or untruthful comments about each other or the Company’s present and former officers, directors, employees, agents, or attorneys, or their business practices that is likely to be harmful to the other party or their business reputations or personal reputations. The provisions of this Section 6(e) do not apply to any truthful statement required to be made by

Executive or the Company in any legal proceeding or governmental or regulatory investigation or inquiry.

(f)Reliance. The parties hereto, recognizing that irreparable injury would result to the Company, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Company’s Legal Funding business, ADR Services or an Arizona ABS, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(g) Reasonableness of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6 hereof. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Section 6 hereof, Executive will provide a copy of this Agreement (including, without limitation, this Section 6) to such entity.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Company (or any successor of the Company).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement (and the Purchase Agreement) contain the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Company and Executive. For avoidance of doubt, (1) this Agreement shall supersede and replace the Predecessor Employment Agreement in its entirety ; and (2) the Predecessor Employment Agreement shall have no force and effect as of the Effective Date.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge,

pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)The Company’s obligations under this Agreement will be binding on any and all successors or assigns, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER.

(a)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	CODE SECTION 409A.

(a)Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Company and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(b)Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(c)To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5)

months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(d)Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

12.	SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

14.	EXCLUSIVE FORUM

The Company and Executive agree that any action at law, suit in equity, or other judicial proceeding for the enforcement of this Agreement or any provision thereof shall be commenced and litigated only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, Commercial Division, which shall be the exclusive venues for such action, suit, or other proceeding. The Company and Executive hereby consent to personal jurisdiction in New York and waive any and all rights to change of venue with respect to such actions, suits, or proceedings. The Company and Executive agree to waive a trial by jury.

15.	INDEMNIFICATION.

The Company will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a director, manager or officer of the Company or any subsidiary of the Company. This indemnification obligation will continue to apply and survive after, the termination of this Agreement.

16.	TAX WITHHOLDING.

The Company may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Company	Cartiga, LLC c/o General Counsel 400 Park Avenue 12th Floor New York, NY 10022
To Executive:	Charles Platt [ ] [ ] Or the most recent address on file with the Company

18.Representations of Executive.

Executive represents, warrants and covenants that as of the Effective Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date written above.

CARTIGA, LLC

By:	/s/ Samuel Wathen
	Name:	Samuel Wathen
	Title:	President

EXECUTIVE

/s/ Charles Platt
Charles Platt

EXHIBIT A

Member of the Board of Directors of the Legal Aid Society of New York

Member of the Board of Advisors of the NYU Law School Center for Civil Justice

Arbitrator in a AAA commercial arbitration titled Duquette v. Lux Capital Management, LLC

A-1

EXHIBIT B

RELEASE

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the [    ] day of [          ], 20[    ] by and between Cartiga, LLC (the “Company”) and                    (“Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement, effective as of October 1, 2024 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive’s services to the Company.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 5(e)(i) (except for any Accrued Obligations) of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement that are related to Executive’s employment or service to the Company and its predecessor or affiliated companies, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans as of the date of Executive’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter “ADA”); § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); the Genetic Information Non-Discrimination Act; the Uniformed Service Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter, including those of the State of New York; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts or termination of Executive’s employment, with the Company or any other of the Released Parties; as well as any and all claims for compensatory or punitive damages, back pay, front pay, fringe benefits, attorneys’ fees, costs, expenses or other equitable relief.

Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 5(e) of the Employment Agreement; (b) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer or director of the Company or any of its affiliates. The Parties also agree that the release provided by Executive in this Agreement does not include a release for (i) any rights or claims that arise after Executive signs this Agreement; (ii) any claim to challenge the release under the ADEA; or (iii) any rights that cannot be waived by operation of law.

Executive further acknowledges and agrees that he has not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on his behalf against the Company or any Released Party with any government agency or any court, except for any filings, reports, or information he may have made or provided pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable whistleblower laws or regulations. In addition, Executive understands that nothing contained in this Agreement limits Executive’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing information or other information to such Government Agencies, without notice to the Company.

To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that Executive will not accept any monetary remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. However, nothing in this Agreement prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from any government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

2.Older Workers Benefit Protection Act /ADEA Waiver:

(a)Executive acknowledges that the Company has advised Executive in writing to consult with an attorney of Executive’s choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive’s choice before signing this Agreement.

(b)Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

3.This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.

4.This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

5.The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. Any disputes arising hereunder shall be resolved in accordance with Section 14 of the Employment Agreement.

6.Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

7.The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by each of its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

CARTIGA, LLC

By:
Name:
Title:

EXECUTIVE

Exhibit A

Member of the Board of Directors of the Legal Aid Society of New York

Member of the Board of Advisors of the NYU Law School Center for Civil Justice

Member of the Board of Directors of the Nantucket Land and Water Council